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                                                                     EXHIBIT 8.1

                            Morrison & Foerster LLP
                                Attorneys At Law
                           19900 MacArthur Boulevard
                         Irvine, California 92715-2445



                                  May 16, 1996

Bank of America National Trust
  and Savings Association
555 South Flower Street
Los Angeles, California 90071

BankAmerica Housing Services
10089 Willow Creek Road
San Diego, California 92131

    Re:  BankAmerica Manufactured Housing Contract Trust
         Pass-Through Certificates (issuable in series)
         Registration Statement on Form S-3

Ladies and Gentlemen:


    We have acted as your special tax counsel in connection with the proposed issuance by Bank of America National Trust and Savings Association ("Bank of America") or BankAmerica Housing Services, an unincorporated division of Bank of America, FSB ("BankAmerica Housing Services," and collectively with Bank of America, the "Registrants"), or both of them, in one or more series (each, a 'Series') of BankAmerica Manufactured Housing Contract Trust, Pass-Through Certificates (the "Certificates"). Each Series of Certificates will be issued pursuant to a Pooling and Servicing Agreement (a "Pooling and Servicing
Agreement") among one or both Registrants, in each case as a Contract Seller, BankAmerica Housing Services, as Servicer, and a Trustee to be identified in the Prospectus Supplement for such Series of Certificates (the "Trustee"). Each Series of Certificates will be offered pursuant to a Registration Statement on Form S-3 (Registration No. 333-3200) originally filed with the Securities and Exchange Commission (the "Commission") on April 4, 1996, as amended (as so amended, the "Registration Statement"). Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to such terms in the Registration Statement.



    We have advised the Registrants in connection with the description of the material federal income tax consequences to holders of the Certificates that appears under the headings "Summary of Terms -- Federal Income Tax Consequences" and "Certain Federal Income Tax Consequences" in the Prospectus included in the Registration Statement (the "Legal Descriptions"), and we confirm our opinion that the Legal Descriptions are accurate in all material respects. While the Legal Descriptions discuss material anticipated federal income tax consequences of the purchase, ownership and disposition of the Certificates, they do not purport to discuss all federal tax consequences of the proposed issuance of the Certificates and our opinion is limited to those federal income tax consequences specifically discussed therein.


    This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the heading "Certain Federal Income Tax Consequences" in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.


                                          Very truly yours,
                                          /s/ Morrison & Foerster LLP